Exhibit (d)(2)

APOLLO INVESTMENT FUND VIII, L.P.

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VIII, L.P.

APOLLO OVERSEAS PARTNERS (DELAWARE) VIII, L.P.

APOLLO OVERSEAS PARTNERS VIII, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

July 24, 2016

Aspen Parent, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Ladies and Gentlemen:

1. Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Aspen Parent, Inc., a Delaware corporation (“Parent”), Aspen Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Outerwall Merger Sub”), Redwood Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Redbox Merger Sub”), Outerwall Inc., a Delaware corporation (the “Company”) and Redbox Automated Retail, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company (“Redbox”). Except as otherwise specified herein, each capitalized term used in this letter agreement and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

2. On the terms and subject to the conditions of this letter agreement and of the Merger Agreement, each entity listed on Exhibit A attached hereto (each, an “Equity Investor” and together, the “Equity Investors”) hereby severally, and not jointly, commits to purchase, or will cause one or more of its Affiliates to purchase, directly or indirectly, immediately prior to the time the parties to the Merger Agreement become obligated under the Merger Agreement to effect the Offer Closing and the Closing, as applicable, its pro rata percentage (as set forth on Exhibit A) of the equity interests of Parent (or one or more of its Affiliates who shall be acceptable to the Equity Investors in their sole discretion) for the purpose of enabling (a) Parent to cause Outerwall Merger Sub to accept for payment all shares of Common Stock tendered pursuant to the Offer at the Offer Acceptance Time and to pay for any and all such shares of Common Stock as required under Section 1.1(e) of the Merger Agreement (the “Offer Amount”) and (b) Parent to make the payments due under Section 2.2(b) of the Merger Agreement at the Effective Time (the “Merger Amount”), in each case, for an aggregate purchase price equal to its pro rata percentage of the Aggregate Commitment (as defined below) (such amount with respect to each Equity Investor is referred to herein as such Equity Investor’s “Maximum Investor Commitment”); provided, that no Equity Investor shall, under any circumstances, be obligated to purchase equity interests or otherwise provide any funds to Parent in an amount exceeding the amount of such Equity Investor’s Maximum Investor Commitment, and the Equity Investors, collectively, shall not, under any circumstances, be obligated to purchase equity interests or otherwise provide any funds to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to $630,000,000 or such lesser amount that, together with the funds under the Debt Commitment Letters and the available cash of the Company and its Subsidiaries, suffices to fully fund the Offer Amount and the Merger Amount pursuant to, and in accordance with, the Merger Agreement. Consummation of the equity investment is subject in all respects to the terms and conditions of this letter agreement and to (i) with respect to the Offer Amount, (A) the execution and delivery of the Merger Agreement by the Company and Redbox, (B) the satisfaction in full or valid waiver of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Closing, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the Offer Closing), (C) the substantially concurrent acceptance for payment by Outerwall Merger Sub of all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer, and (D) the prior or simultaneous closing of the Debt Financing and the concurrent receipt by Parent, Outerwall Merger Sub and Redbox Merger Sub of the net cash proceeds thereof on the terms and subject to the conditions of each of the Debt Commitment Letters, and (ii) with respect to the Merger Amount, (A) the execution and delivery of the Merger Agreement by the Company and Redbox, (B) the satisfaction or waiver of all of the conditions precedent to Parent’s, Outerwall Merger Sub’s and Redbox Merger Sub’s obligations set forth in Section 6.1 of the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Closing), (C) the substantially concurrent consummation of the Mergers on the terms and subject to the conditions of the Merger Agreement, and (D) the prior or simultaneous closing of the Debt Financing and the concurrent receipt by Parent, Outerwall Merger Sub and Redbox Merger Sub of the net cash proceeds thereof on the terms and subject to the conditions of each of the Debt Commitment Letters. The Aggregate Commitment shall be used solely as will be required, and solely to the extent necessary, to fund the Offer Amount and/or the Merger Amount, solely to the extent and when required to be paid by Parent or Outerwall Merger Sub on the terms and subject to the conditions set forth herein and in the Merger Agreement and not for any other purpose whatsoever.

3. Notwithstanding anything in this letter agreement to the contrary, in no event will any Equity Investor (together with its assigns) be under any obligation under any circumstances to provide an aggregate amount of funds of more than its Maximum Investor Commitment to Parent or any other Person (and in no event will the Equity Investors (together with their respective assigns), in the aggregate, be under any obligation under any circumstances to provide an aggregate amount of funds of more than the amount of the Aggregate Commitment to Parent or any other Person). The Equity Investors hereby represent and warrant to Parent that, as of the date hereof, the Equity Investors collectively have, and at the Closing will have, sufficient cash, available lines of credit, capital commitments or other sources of available funds to fulfill the Aggregate Commitment in accordance with the terms and subject to the conditions set forth herein. Each Equity Investor hereby represents and warrants to Parent that: (a) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action and (b) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws relating to or affecting creditors’ rights generally, or, as to enforceability, by general principles of equity).

4. This letter agreement is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer. Each party hereto (and any other Person who shall receive a copy hereof as permitted pursuant hereto) shall keep strictly confidential this letter agreement and all information obtained by it in connection with this letter agreement, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto and its Representatives (as defined below) may disclose this letter agreement and its terms and conditions (i) to any of such party’s Affiliates and its and their respective Affiliates’ controlling Persons, general or limited partners, officers, directors, employees, investment professionals, managers, equity holders, members, agents, assignees, financing sources or other representatives of any of the foregoing (all of the foregoing, collectively, “Representatives”) or (ii) if required by applicable Law or by any Order or by a recognized stock exchange, governmental department or agency or other Governmental Authority or in connection with any SEC filings relating to the Transactions. Except as set forth herein, this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Equity Investors. Notwithstanding the foregoing, this letter agreement may be provided to the Company on the condition that the Company agrees, subject to the foregoing, to treat this letter agreement as strictly confidential and that it shall not disclose this letter agreement to any other Person; provided, that the Company may disclose this letter agreement (x) to its legal counsel and financial advisors, in each case, on a need to know and highly confidential basis; provided, that the Company shall be responsible for any breaches of confidentiality and non-disclosure by its legal counsel and financial advisors, and (y) if required by applicable Law or by any Order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body; provided, that prior to any such disclosure pursuant to clause (y), the Company shall use commercially reasonable efforts to give prior written notice of such disclosure to the Equity Investors and shall use its reasonable best efforts to limit any disclosure.

5. Notwithstanding anything that may be expressed or implied in this letter agreement, the Limited Guarantee (as defined below), the Debt Commitment Letters, the Merger Agreement or any other Transaction Document, Parent, by its acceptance of the benefits hereof, and the Company, in its capacity as a third party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of Section 6 hereof, each unconditionally and irrevocably covenants, agrees and acknowledges that, no Person other than the Equity Investors shall have any Liability hereunder (on the terms and subject to the conditions set forth herein), and, notwithstanding that each Equity Investor is a partnership, limited partnership or limited liability company, (i) no right or remedy, recourse or recovery (whether at Law or equity or in tort, contract or otherwise) hereunder, under the Merger Agreement, the Limited Guarantee, the Debt Commitment Letters or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, officer, director, employee, investment professional, manager, equity holder, member, agent, Affiliate, assignee, financing source or Representative of any of the foregoing or any of their respective successors or assigns (other than Parent, Outerwall Merger Sub or Redbox Merger Sub under the Merger Agreement and subject to the terms and conditions set forth therein) (any such Person, a “Related Party”) of any Equity Investor or any Related Party of any Related Party (including, without limitation, any Liabilities arising under, or in connection with, this letter agreement, the Limited Guarantee, the Debt Commitment Letters, the Merger Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, or in respect of any claim (whether at Law or equity or in tort, contract or otherwise), including in the event Parent, Outerwall Merger Sub or Redbox Merger Sub breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under this letter agreement, the Merger Agreement, the Limited Guarantee, the Debt Commitment Letters or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, whether or not any such breach is caused by any Equity Investor’s breach (whether willfully, intentionally, unintentionally or otherwise) of its obligations under this letter agreement), whether, in each case, by or through piercing of the corporate, limited liability company or limited partnership veil or similar action, by or through a claim by or on behalf of any Equity Investor against any Related Party of an Equity Investor or any Related Party of such Related Party, whether by the enforcement of any judgment or assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law or otherwise, (ii) it is expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party of any Equity Investor or any Related Party of such Related Party for any Liabilities of the Equity Investors under this letter agreement, the Limited Guarantee, the Debt Commitment Letters, the Merger Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at Law or equity or in tort, contract or otherwise) based on, in respect of, in connection with, or by reason of such obligations or their creation, and each party hereto hereby irrevocably and unconditionally waives and irrevocably and unconditionally releases all such claims (whether arising under equity, contract, tort or otherwise) against such Persons for any such Liability and (iii) none of Parent, Outerwall Merger Sub, Redbox Merger Sub or their respective Representatives, on the one hand, or the Company, Redbox, any of their Affiliates or their respective Representatives, on the other hand, shall have any right or remedy, recourse or recovery (whether at Law or equity or in tort, contract or otherwise) against the Equity Investors or otherwise, whether by piercing of the corporate, limited liability company or limited partnership veil or similar action, by a claim (whether at Law or equity or in tort, contract or otherwise), whether by the enforcement of any judgment or assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law or otherwise, except, in each case, for (w) Parent’s right to receive the Aggregate Commitment, as applicable and without duplication, solely to the extent provided in this letter agreement and on the terms and subject to the conditions hereof, (x) the Company’s right to receive the Guaranteed Obligation (as defined in the Limited Guarantee), solely to the extent provided in the Limited Guarantee and subject to the terms and conditions set forth therein, (y) the rights of the Company, if any, against any Person that is party to, and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Confidentiality Agreement and (z) the Company’s right to enforce this letter agreement as a third party beneficiary in respect of the Aggregate Commitment solely as and to the extent specified in, and on the terms and subject to the conditions of, Section 6 hereof.

6. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and that this letter agreement is not intended to, and does not, confer upon any Person (including, without limitation, the Company or its Affiliates and the financing sources of the Debt Financing and all of the respective Representatives of any of the foregoing) other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company may rely upon this letter agreement as an express third party beneficiary solely in the event that the Company is awarded, in accordance with, and subject to, the terms and conditions of Section 8.15(b) of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of this letter agreement; provided, further, that each Related Party of any Equity Investor and any Related Party of such Related Party may rely upon Section 5 of this letter agreement as a third party beneficiary. Subject to the foregoing sentence, this letter agreement may only be enforced by Parent at the direction of Apollo Management VIII, L.P. (the “Sponsor”) in its sole discretion, and Parent shall have no right to enforce this letter agreement unless directed to do so by the Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce or seek to enforce this letter agreement or to cause Parent to enforce this letter agreement. In no event may the Company, its Affiliates or any of its or their respective Representatives or any other Person (other than Parent at the direction of Sponsor in its sole discretion) enforce any aspect of this letter agreement if the Guaranteed Obligation (as defined in the Limited Guarantee) has been paid to the Company pursuant to the Limited Guarantee. This letter agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof waived, except by an instrument in writing signed by Parent and each of the Equity Investors; provided, that this letter agreement may not be amended in a manner that would adversely affect the Company’s third party beneficiary rights under this Section 6 without the prior written consent of the Company; provided, further, that notwithstanding the immediately preceding proviso and for the avoidance of doubt, the Company’s prior written consent shall not be required with respect to any ministerial amendment, supplement or modification to this letter agreement, or any written waiver of any provision hereof, that does not adversely affect the third party beneficiary rights of the Company under this Section 6. Each Equity Investor hereby waives (a) any defense to specific performance that a remedy at

Law would be adequate or that, absent specific performance, no irreparable harm would be suffered and (b) any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief. No assignment of this letter agreement shall relieve the assignor of any obligations hereunder.

7. This letter agreement and each Equity Investor’s obligation to fund all or any portion of the Aggregate Commitment will automatically terminate and cease to be of any further force or effect without the need for any further action by any Person (at which time the obligations of each Equity Investor hereunder shall be immediately discharged) upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Closing, (iii) the payment in full by the Equity Investors of their Guaranteed Obligation (as defined in the Limited Guarantee) pursuant to the Limited Guarantee (which, for the avoidance of doubt, shall not exceed the Maximum Aggregate Amount (as defined in the Limited Guarantee)) and (iv) the assertion, directly or indirectly, by the Company or any of its Affiliates, or any of its or their respective Representatives, of any claim (whether at Law or equity or in tort, contract or otherwise) against any Equity Investor or any Related Party of an Equity Investor or any Related Party of a Related Party in connection with this letter agreement, the Merger Agreement, the Debt Commitment Letters, the Limited Guarantee or any other Transaction Document or any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), except, solely with respect to clause (iv), for (x) claims by the Company against the Equity Investors in respect of the Guaranteed Obligation (as defined in the Limited Guarantee) solely as and to the extent specified in, and on the terms and subject to the conditions of, the Limited Guarantee and (y) claims by the Company to enforce as a third party beneficiary to this letter agreement solely in the event that the Company is awarded specific performance (solely as and to the extent specified in, and on the terms and subject to the conditions of, Section 6 hereof, solely to the extent permitted under, and on the terms and subject to the conditions of, Section 8.15(b) of the Merger Agreement). Immediately upon termination of this letter agreement and without the need for any further action by any Person, no Equity Investor or any Related Party of an Equity Investor or any Related Party of a Related Party shall have any further Liability hereunder.

8. Concurrently with the execution and delivery of this letter agreement, the Equity Investors are executing and delivering to the Company a Limited Guarantee, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Limited Guarantee”). Notwithstanding anything to the contrary in this letter agreement, the Merger Agreement, the Debt Commitment Letters, the Limited Guarantee or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), the Company’s remedies against Parent, Outerwall Merger Sub and Redbox Merger Sub under the Merger Agreement (subject to the terms and conditions set forth therein) and the Equity Investors under the Limited Guarantee (subject to the terms and conditions set forth therein) shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates or their respective Representatives, and any other Person, directly or indirectly, claiming by, through or for the benefit of any of the foregoing, against the Equity Investors or any Related Party of the Equity Investors or any Related Party of a Related Party for any Liability, loss, damage or recovery of any kind whatsoever (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses, whether at Law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this letter agreement, the Merger Agreement, the Limited Guarantee, the Debt Commitment Letters or any other Transaction Document or the transactions contemplated hereby or thereby (including the termination or abandonment thereof) (in each case, whether willfully, intentionally, unintentionally or otherwise) or the failure of the Closing to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith (whether or not Parent’s, Outerwall Merger Sub or Redbox Merger Sub’s breach is willful, intentional, unintentional or otherwise, or whether or not caused by the breach (whether willful, intentional, unintentional or otherwise) of an Equity Investor of its obligations under this letter agreement); provided, that if the Aggregate Commitment is made hereunder and the Closing occurs, neither the Company nor any of its Affiliates or its or their respective Representatives, nor any other Person, directly or indirectly, claiming by, through or for the benefit of any of the foregoing, may recover any amount whatsoever under the Limited Guarantee. Notwithstanding anything that may be expressed or implied in this letter agreement, the Merger Agreement, the Debt Commitment Letters, the Limited Guarantee or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (including the termination or abandonment thereof) or otherwise, for the avoidance of doubt, in no event shall any Equity Investor have any obligation to make any payment or contribution hereunder at any time if the Closing does not occur.

9. Parent, Outerwall Merger Sub and Redbox Merger Sub shall, on a joint and several basis, indemnify and hold harmless each of the Equity Investors and their respective Affiliates from and against any and all out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Equity Investors’ or their Affiliates’ direct or indirect ownership of equity of Parent or its successors; provided, that no Equity Investor or any Affiliate thereof shall be entitled to any indemnification pursuant to this letter agreement with respect to any investment losses or other Liabilities that may be incurred by such Equity Investor or its Affiliates solely in their capacity as an investor (directly or indirectly) in Parent and its Affiliates. Notwithstanding anything in this letter agreement, the Merger Agreement, the Debt Commitment Letters, the Limited Guarantee or any other Transaction Document or in connection with the transactions contemplated hereby or thereby to the contrary (including the termination or abandonment thereof), this Section 9 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors, assigns, heirs or representatives of Parent, Outerwall Merger Sub, Redbox Merger Sub and their respective Affiliates.

10. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS LETTER AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

11. This letter agreement, and all claims or causes of actions based upon, arising out of, or related to this letter agreement, including issues and questions concerning the construction, validity, interpretation and enforceability of this letter agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Legal Action with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County, and, in each case, appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Legal Action with respect to this letter agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Legal Action in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper (unless such Legal Action is not brought in accordance with this Section 11) or (z) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

12. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13. This letter agreement, together with the Merger Agreement and the Limited Guarantee, constitute the entire agreement, and supersede and cancel all prior and contemporaneous agreements, understandings and statements, written or oral, among the undersigned or any of their respective Affiliates or any other Person, with respect to the subject matter hereof.

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APOLLO INVESTMENT FUND VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS VIII, L.P.
By: Apollo Advisors VIII, L.P., its managing general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Equity Funding Letter]

Accepted and Agreed

ASPEN PARENT, INC.

By:	/s/ Laurie D. Medley

Name: Laurie D. Medley
Title: Vice President

[Signature Page to Equity Funding Letter]

Exhibit A

Equity Investor	Maximum Investor Commitment	Pro Rata Percentage
Apollo Investment Fund VIII, L.P.	$301,962,780.00	47.9306%
Apollo Overseas Partners (Delaware 892) VIII, L.P.	$189,291,690.00	30.0463%
Apollo Overseas Partners (Delaware) VIII, L.P.	$46,250,820.00	7.3414%
Apollo Overseas Partners VIII, L.P.	$92,494,710.00	14.6817%
Total	$630,000,000	100%